Exhibit 99.1

Trailblazer Merger Corporation I

POSTPONES ANNUAL MEETING until September 26, 2025

EXTENDS REDEMPTION DATE IN CONNECTION WITH annual meeting

TO september 24, 2025

NEW YORK, Sept. 16, 2025 (GLOBE NEWSWIRE) -- Trailblazer Merger Corporation I (NASDAQ: TBMC) (the “Company”) today announced that the annual meeting of the stockholders of the Company (the “Annual Meeting”), which was previously scheduled for 10:00 a.m., Eastern Time, on September 23, 2025, has been postponed to 10:00 a.m. Eastern Time, on September 26, 2025. There is no change to the record date for the Annual Meeting, the location, the teleconference and dial-in information, the purpose or any of the proposals to be acted upon at the Annual Meeting.

However, in connection with the postponement of the date of the Annual Meeting, the Company is also extending the deadline for its stockholders to redeem their public shares in connection with the Annual Meeting from September 19, 2025 until September 24, 2025.

TBMC Contact:
Yosef Eichorn
Chief Development Officer
Trailblazer Merger Corporation I
(646) 747-9618
info@trailblazermergercorp.com